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                                                                    Exhibit 10.1


                              SETTLEMENT AGREEMENT

                  This Settlement Agreement (the "Agreement") is entered into on the 1st day of April, 2003, by and among M. Diane Koken, and any successor thereto, in her, or his capacity as the statutory Liquidator (the "Liquidator") of Reliance Insurance Company ("Reliance"), and the Official Unsecured Bank Committee (the "Bank Committee") and the Official Unsecured Creditors' Committee (collectively with the Bank Committee, the "Committees") of Reliance Group Holdings, Inc. ("RGH") and Reliance Financial Services Corp. ("RFSC" and, together with RGH, the "Debtors").

                                    RECITALS

                  WHEREAS, the parties hereto have been involved in various disputes with respect to: (A) the ownership interests of the Debtors' estates, on the one hand, and the Liquidator's Reliance estate, on the other hand, relating to: (i) directors and officers insurance policies and the proceeds thereof; (ii) cash now or hereafter held by the Debtors; (iii) the NOLs (as defined below); and (iv) the ss. 847 Refunds (as defined below); and (B) the amount of the Liquidator's allowed claim in the Debtors' bankruptcy proceedings; and

                  WHEREAS, the parties do not concede or admit the merits of any of the foregoing disputes; and

                  WHEREAS, in the interest of avoiding the cost of further litigation and conserving the assets of the liquidation estate of Reliance and the bankruptcy estates of RGH and RFSC, the parties wish to settle and resolve all their differences on the terms and conditions set forth in this Agreement;

                  NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

 1. Effectiveness of Settlement. The terms of this Agreement effectuating the settlement as set forth herein shall be effective upon the satisfaction of each of the following conditions on or prior to August 31, 2003:

 a. the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") shall have entered an order pursuant to the Rule 9019 Motion (as defined in Section 7(d) hereof) approving this Agreement and containing all provisions specifically required in this Agreement to be included therein, and such order shall otherwise be consistent in all material respects with this Agreement; and

 b. the Commonwealth Court of Pennsylvania (the "Commonwealth Court") shall have entered an order approving this Agreement and containing all provisions specifically required in this Agreement to be included therein, and such order shall otherwise be consistent in all material respects with this Agreement;

                  provided that, in the event such conditions are not so satisfied, this Agreement shall terminate without any obligation or liability of any kind by any party to another party or to RGH or RFSC, except for any breach of any party's obligations under Section 7(b), 7(c), 7(d), 7(f), 7(g) or 7(h) of this Agreement.


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                  2. ss. 847 Refunds. Reliance, RGH and RFSC are members of a consolidated group for federal income tax purposes (the "RGH Tax Group"). A new consolidated federal income tax group with RFSC as the common parent and with Reliance as a member will be formed (the "RFSC Tax Group"). Reliance and any of its subsidiaries which are currently members of the RGH Tax Group hereby agree to join in the filing and will execute and deliver the necessary consents to file a consolidated federal income tax return as part of the RFSC Tax Group and RFSC hereby agrees to and will file a consolidated return with Reliance and any such subsidiaries. The members of such RFSC Tax Group hereby further agree not to take any actions that would cause a disaffiliation of Reliance from the RFSC Tax Group. The RGH Tax Group has amended or will amend certain past tax returns (including, but not necessarily limited to, the 1988-1992 tax years) in order to designate certain tax payments as "special estimated tax payments" under ss. 847 of the Internal Revenue Code of 1986, as amended (the "IRC"). Such payments may become available for refund pursuant to IRC ss. 847 (the "New ss. 847 Refunds"). In addition to the New ss. 847 Refunds created by amending those certain tax returns, Reliance, through the RGH Tax Group, has made significant other "special estimated tax payments" under IRC ss. 847 (the "Original 847 Refunds" and together with the New ss. 847 Refunds, the "ss. 847 Refunds"). The RGH Tax Group will be terminated as part of a plan or plans of reorganization of RGH and RFSC (the "Plan(s) of Reorganization"). Each of the RGH Tax Group (until its termination), the RFSC Tax Group (upon its formation) and the Committees will take all steps necessary to maximize the receipt of ss. 847 Refunds. The recipient of the ss. 847 Refunds shall be deemed to hold: (i) fifty percent (50%) of each of such ss. 847 Refunds in trust for the sole benefit of the Liquidator and the Liquidator will promptly be paid such fifty percent (50%) share of the amount of each of such ss. 847 Refunds actually received, without set-off or offset; and (ii) fifty percent (50%) of each of such ss. 847 Refunds in trust for the sole benefit of a liquidating trustee to be appointed under the Plan(s) of Reorganization (the "Liquidating Trustee"), and the Liquidating Trustee will promptly be paid such fifty percent (50%) share of the amount of each of such ss. 847 Refunds actually received, without set-off or offset.

                  3. NOLs. The RGH Tax Group has substantial net operating losses for federal income tax purposes and may generate additional such losses prior to its termination. The RFSC Tax Group will inherit substantial portions of such losses from the RGH Tax Group and may generate additional net operating losses in the future (together, all such RGH Tax Group losses inherited by the RFSC Tax Group and all subsequent losses generated by the RFSC Tax Group, the "NOLs"). The Liquidator has informed the Committees that the NOLs attributable to the operations of Reliance are estimated to exceed $2 billion through the end of 2001. RGH, RFSC and Reliance (to cover the period during which the RGH Tax Group remains in existence and Reliance remains a member) and RFSC and Reliance (to cover the period beginning when the RFSC Tax Group is created) will enter into certain Tax Sharing Agreements to govern the sharing of the respective group's consolidated tax liability and various other tax matters. The Tax Sharing Agreements will provide, and the parties to this Agreement also agree, that: (i) NOLs attributable to the operations of Reliance of not less than $1.25 billion will be made available for RGH and RFSC (the "Base NOLs"); (ii) NOLs attributable to the operations of Reliance, whether now existing or hereafter created, in excess of the Base NOLs, shall remain available for the use of Reliance in offsetting income generated in connection with the liquidation of Reliance, including its ongoing insurance operations (the "Reliance NOLs");
(iii) in the event that Reliance, in its reasonable sole discretion, determines that it no longer requires all or a portion of the Reliance NOLs, Reliance shall


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make such excess NOLs (the "Excess NOLs") available to RGH or RFSC; (iv) if and to the extent that RGH creditors or RFSC creditors, through the utilization of Base NOLs and/or Excess NOLs (after reduction of such NOLs by any cancellation of indebtedness income realized in connection with the implementation of the Plan(s) of Reorganization), receive any distribution other than the ss. 847 Refunds, or any distribution is received for their benefit by, inter alia, a Liquidating Trustee, the Liquidator shall receive an amount equal to such distribution (it being agreed and understood that, other than for the payments provided under this subsection (iv), RGH and RFSC shall not be required to make any payments to Reliance under the Tax Sharing Agreements, nor shall the amount of income taxes otherwise payable by Reliance under the Tax Sharing Agreements be reduced, on account of the Base NOLs and/or Excess NOLs); and (v) to the extent that Reliance utilizes any of the Base NOLs (other than for offsetting the Base NOLs against any taxable income resulting from the ss. 847 Refunds), or to the extent that Reliance utilizes any of the Excess NOLs, Reliance shall pay the Liquidating Trustee in cash $0.35 for every $1.00 of such NOLs utilized by Reliance, and fifty percent (50%) of such payment shall be returned to the Liquidator consistent with subsection (iv) of this Section, except and to the extent that: (a) Reliance utilizes any Base NOLs or Excess NOLs that would otherwise have been utilizable to offset either any taxable income resulting from the ss. 847 Refunds or the cancellation of indebtedness income realized in connection with implementation of the Plan(s) of Reorganization (both with respect to the taxable year that the NOLs are utilized by Reliance and with respect to future taxable years); or (b) the utilization of the Base NOLs or the Excess NOLs by Reliance actually results in tax liability to the RFSC Tax Group (with respect to the taxable year that the NOLs are utilized by Reliance and/or future taxable years) that would otherwise not have been due had such Base NOLs or Excess NOLs not been utilized by Reliance, but only where Reliance has received or it is reasonably anticipated that Reliance will receive payment regarding such Base NOLs or Excess NOLs under subsection (iv) of this Section. It is understood that the actual use of the Base NOLs and Excess NOLs shall be determined by RGH and RFSC in consultation with Reliance. For purposes of calculating the amount of "any distribution" as used in paragraph (iv) above, such calculations shall be made without regard to expenses incurred by any of the parties hereto, the estates of RGH, RFSC, and any Liquidating Trustee. In particular, to the extent the amount of "any distribution" has been reduced by reason of an administrative expense of RGH, RFSC, or the Liquidating Trustee, the amount payable to the Liquidator shall be increased to eliminate the effect of such administrative expense. The parties further acknowledge that it is their intent under this Agreement and the Tax Sharing Agreements that: (i) any taxable income resulting from generation of the ss. 847 Refunds and cancellation of indebtedness income realized in connection with implementation of the Plan(s) of Reorganization (other than cancellation of indebtedness income realized by RGH to the extent such income does not offset NOLs) shall be offset with Base NOLs for purposes of this Agreement; and (ii) RGH and RFSC, and their successors and assigns, shall not manage, operate, or structure the affairs of RGH, RFSC, or any successor entity, including by consolidation, merger, partnership, or other association, in such a way that will result in the utilization of the Reliance NOLs; and RGH, RFSC and Reliance and their successors and assigns shall not manage, operate or structure the affairs of RGH, RFSC, Reliance or any successor entity, including by consolidation, merger, partnership or other association, in such a way that will impair in any way the ability of the parties to utilize the Base NOLs to offset income generated in connection with the ss. 847 Refunds.



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                  4. D&O Litigation.

                  a. The Actions. On June 24, 2002, the Liquidator commenced an action against certain former officers and directors ("Defendants") of Reliance (the "Reliance D&O Action") in the Commonwealth Court. So long as this Agreement is in full force and effect, the Committees, RGH, RFSC, the Liquidating Trustee or any other estate representative agree that they will not commence any action against the Defendants (except for a preference action as hereinafter defined) without the prior written consent of the Liquidator, which shall include the Liquidator's consent as to the venue of such action.

                  b. Division of Proceeds. (i) Unless altered by the conditions set forth in subsection (ii) of this Section 4(b), the gross proceeds (i.e. before payment of any costs, contingent or other attorneys fees, etc.) realized by the Liquidator, the Committees, RGH, RFSC, the Liquidating Trustee, or other estate representative arising out of any litigation, claims, or causes of action against any director or officer of RGH, RFSC, or Reliance under any of the insurance policies listed on Exhibit A to this Agreement or from such directors or officers, including any Defendant in the Reliance D&O Action (the "Proceeds"), will be divided forty percent (40%) to the Liquidating Trustee (or other appropriate representative of the Debtors' estates) and sixty percent (60%) to the Liquidator; it being understood that the division of the Proceeds shall be without any deduction, reduction, or diminution with respect to any expenses, legal or otherwise, in connection with such litigation, provided, however, that, it is specifically agreed that proceeds derived from or allocable to claims of receipt of preferential payments, fraudulent transfers, or similar causes of action ("preference actions"), so long as they are not derived from or received through or under the insurance policies listed on Exhibit A to this Agreement, brought in any forum against one or more Defendants, either in their capacity as officers and directors of RGH, RFSC, or Reliance, or as individuals or otherwise, are specifically excluded from division or allocation under this Agreement and will be retained by the party who brings such a preference action.
(ii) In the event that an action or actions is initiated against one or more Defendants or other directors or officers of the Debtors by the Committees, RGH, RFSC, any Liquidating Trustee, or other RGH or RFSC estate representative consistent with Section 4(a) of this Agreement, the Liquidator shall be given the option to pay all expenses of such action or actions. If the Liquidator exercises that option, all Proceeds (consistent with the definition above) recovered from such action or actions shall be divided in accordance with subsection (i) of this Section 4(b). If the Liquidator declines the option to pay these expenses, the net Proceeds recovered from such action or actions (i.e. after payment of any costs, contingent or other attorneys fees, etc.) shall be divided fifty percent (50%) to the Liquidating Trustee (or other appropriate representative of the Debtors' estates) and fifty percent (50%) to the Liquidator.

                  c. Distribution of Proceeds. Proceeds shall be promptly distributed in accordance with the terms of this Agreement.

                  d. D&O Settlement. In the event the Liquidator wishes to settle the Reliance D&O Action, she shall first seek the consent of the Committees or, upon confirmation of the Plan(s) of Reorganization, the Liquidating Trustee, which consent shall not be unreasonably withheld. Individual members of the Committees shall have no right to consent or withhold consent under this Section. The Liquidator shall provide to the Committees or


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the Liquidating Trustee notice in writing setting forth the material terms of the proposed settlement, and the Committees or the Liquidating Trustee shall respond with consent or refusal to consent in writing within 48 hours of receipt of the notice, which, in the event of a refusal to consent, shall set forth: (i) each reason for the refusal to consent; and (ii) alternative terms to which consent would be given. The Liquidator may either abandon such settlement or submit the reasonableness of the settlement to the dispute resolution process set forth in Section 7(h) herein, provided that all parties agree that the dispute resolution proceeding on this issue shall be expedited and shall be commenced and concluded in no more than 48 hours. In any such proceeding under
Section 7(h), the Committees or the Liquidating Trustee shall bear the burden of proving, by clear and convincing evidence, that the settlement is, when taken as a whole, unreasonable and inadequate, and if that burden is met, and the refusal to consent is sustained by the arbitrator, the arbitrator shall determine what monetary or other terms would be reasonable and adequate. The Liquidator, the Committees, and the Liquidating Trustee will be bound by the determination of the Section 7(h) proceeding. Upon any settlement, all parties bound by this Agreement (including but not limited to, upon effectiveness of the settlement as provided in Section 1, RGH and RFSC) agree to be bound by the settlement and to take all actions necessary to effectuate such settlement, including by using all commercially reasonable efforts to obtain any requisite court approval, signing all necessary documents, and implementing the division of proceeds as agreed to hereunder.

                  e. The Standstill Agreement. There is currently in effect a standstill agreement, originally dated March 12, 2002 and as amended from time to time, among the Liquidator, the Debtors, and the Committees (the "Standstill Agreement"), applicable to certain litigation pending between the Liquidator and the Debtors, including that certain litigation filed in the Commonwealth Court and subsequently removed to the United States District Court for the Eastern District of Pennsylvania (the "PA Litigation") and the litigation concerning an order to show cause pending in the Bankruptcy Court (the "NY Litigation"). The Standstill Agreement, as extended from time to time by the parties thereto, shall remain in effect until the effectiveness of the settlement as provided in
Section 1, at which time the Standstill Agreement shall by joint stipulation terminate and the PA Litigation and the NY Litigation shall be dismissed with prejudice upon joint motion or stipulation of the parties. Notwithstanding the foregoing, the parties agree that the Emergency Petition for Preservation of Insurance Policy Assets of Estate (the "Emergency Petition"), filed by the Liquidator in the Commonwealth Court within matter No. 269 M.D. 2001, removed to the United States District Court for the Eastern District of Pennsylvania (the "EDPa Court"), and transferred to the Bankruptcy Court (which transfer was appealed to the EDPa Court), shall not be dismissed, but shall remain pending in the Bankruptcy Court (and the appeal shall remain pending in the EDPa Court), and the parties agree that no party shall file any further brief, motion, application, complaint, or proceeding, or take any other action, in any court or other tribunal, that seeks any ruling or order of any kind with respect to the subject matter of the Emergency Petition until such time as the parties agree to a dismissal or other resolution of the matter. Nothing in this Section shall be construed to prohibit any party from making any appropriate response or filing in any action or proceeding commenced by nonparties to this Agreement regarding the subject matter of the Emergency Petition, including the matter captioned George E. Bello, et al. v. Syndicate 1212 at Lloyd's, London, et al, pending in the Bankruptcy Court at No. 01-03572, or to prohibit any party from commencing a new action or proceeding to prevent the payment of proceeds from the insurance


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policies that are the subject of the Emergency Petition, or to prohibit any party from opposing or otherwise responding to or proceeding in any such new action or proceeding. In the event that either the Bankruptcy Court or the EDPa Court takes any action inconsistent with the foregoing, the parties shall use their best efforts to reach agreement regarding a disposition of the Emergency Petition that will not be unduly prejudicial to the estate of either Reliance or the Debtors. Nothing in this Section shall be construed to alter the distribution of the Proceeds set forth in Sections 4(b) and 4(c) of this Agreement, or the dispute resolution procedure set forth in Section 7(h) of this Agreement.

                  f. Records of the Debtors. The Committees agree to use their best efforts to ensure that any order entered by the Bankruptcy Court approving this Agreement include a provision substantially in the following form: "The automatic stay extant pursuant to Section 362 of the Bankruptcy Code is hereby modified for the limited purpose of permitting the Liquidator to serve and enforce any request for the production of documents and things under Rules 34 and 45 of the Federal Rules of Civil Procedure and Rules 7034 and 9016 of the Federal Rules of Bankruptcy Procedure."

                  5. Cash.

                  a. Allocation and Distribution of Current Cash. The Committees represent that they have been advised by the Debtors that cash on hand/current assets (the "Current Cash") in the Debtors' estates as of February 28, 2003 is ninety-two million, three-hundred and twenty-seven thousand dollars ($92,327,000). From this amount, the fixed sum of $45 million shall be held by RGH for the benefit of the Liquidator, shall be invested at the direction of the Liquidator, and shall be distributed, along with accumulated interest thereon, but less any tax withholding or losses from the investment thereof, to the Liquidator upon the occurrence of the earliest of the following:

                  (A) The effective date of the Plan of Reorganization of RGH;

                  (B)      Any interim distribution to creditors of RGH estate;

                  (C)      March 31, 2004;

                  (D) The appointment of a trustee or examiner with powers of a trustee for either RGH or RFSC (other than upon motion by the Liquidator), but not an examiner appointed upon motion of any government agency or a trustee or examiner appointed for the limited purpose of evaluating whether to bring or initiate litigation against third parties; or

                  (E) Conversion of Chapter 11 case of either RGH or RFSC to Chapter 7 case, or dismissal of either of such cases (other than upon motion by the Liquidator).

                  The order of the Bankruptcy Court approving the Rule 9019 Motion shall provide, inter alia, that RGH shall not distribute any such moneys held for the Liquidator without the Liquidator's prior written consent and that such moneys shall be held in investments as directed by the Liquidator, subject to the approval of the Bankruptcy Court.

                  b. Definition of New Cash. "New Cash" means all cash and other assets that are equivalent to or readily convertible into cash ("cash equivalents") received after the execution of this Agreement into either the RGH


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or the RFSC estate before final confirmation of the Plan of Reorganization applicable to that estate and all cash and cash equivalents received by the Reorganized Debtors after final confirmation of the Plan(s) of Reorganization on account of assets that were property of either of the Debtors' estates on June 12, 2001 (the "Petition Date"), but not including: (i) the assets described in Sections 2, 3, 4 and 5(a) herein; (ii) any cash or cash equivalents received into the RGH or RFSC estates as a result of any litigation, claims, rights of set-off or causes of action; (iii) to the extent the Reorganized Debtors generate income from business operations conducted after the confirmation of the Plan(s) of Reorganization, any such net after-tax income; or (iv) any cash transferred between RGH and RFSC. It is expected that RGH will receive certain cash representing the net aggregate tax refund resulting from the final resolution of all outstanding tax liabilities of RGH and RFSC (whether federal, state or local), which may be attributable to claims under Sections 507(a)(8) or 503(b) of the Bankruptcy Code or otherwise. New Cash shall include any such net aggregate tax refund received by the Debtors' estates, but only after giving effect to such netting. New Cash shall also include cash and cash equivalents if, rather than being received into the Debtors' estates, such cash or cash equivalents are paid directly to a creditor or other person to satisfy an estate obligation.

                  c. Distribution of New Cash. Any New Cash that is received (which, with respect to assets in form other than cash, means the receipt of the cash proceeds upon conversion of such assets to cash) shall be distributed in the following order:

                  first, to the extent that the final resolution of all outstanding tax claims against RGH and RFSC (whether federal, state or local) does not result in a net aggregate tax refund, but instead results in net aggregate tax liabilities attributable to claims under Section 507(a)(8) or 503(b) of the Bankruptcy Code, to the payment of such net aggregate tax liabilities;

                  second, to RGH or its designee under the Plan(s) of Reorganization until RGH or such designee has received an amount equal to $12 million; and

                  third, on a pro rata basis: (a) 50% of the remaining New Cash to RGH or its designee under the Plan(s) of Reorganization; and (b) 50% of the remaining New Cash to the Liquidator.

                  Distributions of New Cash under this Agreement shall continue regardless of the total amount of New Cash received and regardless of the total amount of money already paid to the Liquidator. It shall not be a defense to payment to the Liquidator of her share of New Cash that she shall have been allegedly "paid in full" for the Liquidator's claim against the Debtors existing as of the Petition Date. The parties to this Agreement acknowledge that while there is an agreed allowed claim by the Liquidator of $288 million, the Liquidator will continue to be entitled to and continue to receive distributions of New Cash regardless of the total amount of her recoveries under this Agreement and from any other source.

                  6. Effect of Prior Order. The order of the Commonwealth Court approving the Petition (as defined in Section 7(f) below) shall provide, among other things, that the prior order of the Commonwealth Court, dated October 3, 2001, requiring property of Reliance held by other parties to be turned over to Reliance, shall not have any effect on, or be applicable to, any property of the Debtors or the Liquidating Trustee, except as otherwise specifically provided in this Agreement.



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                  7. Miscellaneous.

                  a. No Impact On Claims or Debts of Third Parties. Consistent with the terms of ss. 524(e) of the Bankruptcy Code, this Agreement and the Plan(s) of Reorganization are not intended to have and shall not have any direct or indirect effect upon or directly or indirectly waive any claims against persons not actually parties to this Agreement. Neither this Agreement nor the Plan(s) of Reorganization shall directly or indirectly release, discharge, reduce the liability of, or reduce the damages attributable to, the current or former officers and directors of RGH or RFSC, the former officers and directors of Reliance, or any other party for any debts or liabilities or causes of action or claims existing against them, including any such debts owed simultaneously by the Debtors and such non-released third parties, except as specifically stated in this Agreement. Notwithstanding the foregoing, it is understood that the Plan(s) of Reorganization may contain customary exculpation provisions releasing: (i) the Committees, their representatives, and their counsel for all actions taken prior to and since the Petition Date in respect of the prosecution of and preparation for the Debtors' restructurings and Chapter 11 cases; and
(ii) the Debtors, their officers and directors, their representatives, and their counsel for all actions taken since the Petition Date in respect of the Debtors' restructurings and Chapter 11 cases.

                  b. Court Approval. Each of the parties hereto agree to use appropriate and commercially reasonable efforts to obtain court approval in accordance with the provisions of Section 1 hereto, but no party guarantees or warrants that such approval will be obtained.

                  c. Approval of the Agreement and the Plan(s) of Reorganization. The Liquidator and the Committees agree to do everything reasonably necessary to implement the terms of this Agreement. The terms of this Agreement will be implemented on the part of the Committees and the Liquidator through the Rule 9019 Motion, the Petition (as defined in Section 7(f) below), the confirmed Plan(s) of Reorganization, and any plan of rehabilitation or liquidation for Reliance. The Committees agree that they or the Debtors shall provide the Liquidator in advance with a draft of the Plan(s) of Reorganization. The Plan(s) submitted to the Bankruptcy Court for approval, and the Order confirming such Plan(s) of Reorganization shall be consistent with the terms of this Agreement. In the event of any dispute as to whether the Plan(s) of Reorganization are consistent with this Agreement, the Plan(s) shall not be filed for approval and the parties agree to resolve the dispute through the dispute resolution procedure set forth in Section 7(h) hereto. Assuming that the Plan(s) of Reorganization are consistent with the terms of this Agreement, as determined by the Liquidator or in a final and binding arbitration award, the Liquidator agrees, for consideration as set forth in this Agreement, that she will support such Plan(s) of Reorganization. Each party hereto agrees to use its commercially reasonable efforts to consummate the transactions contemplated herein as of the earliest practicable dates and to maximize the benefits of this Agreement to all parties.

                  d. Approval by the Bankruptcy Court. A copy of the motion seeking approval by the Bankruptcy Court of the settlement set forth in this Agreement (the "Rule 9019 Motion") of certain disputes (including without limitation the NY Litigation and the PA Litigation) with respect to the ownership interest of the Debtors' estates relating to: (i) any directors and officers insurance policies and the proceeds thereof; (ii) the Current Cash and the New Cash; (iii) the NOLs; and (iv) the ss. 847 Refunds, and fixing the Liquidator's allowed claim at $288 million, shall be provided to the Liquidator for her review and written approval prior to the filing of such motion with the Bankruptcy Court. The parties shall use their commercially reasonable efforts to obtain an order approving the Rule 9019 Motion by the Bankruptcy Court on or before August 31, 2003, although no party guarantees, warrants, or represents such order will be entered by said date. The effectiveness of the settlement pursuant to Section 1 shall constitute a settlement of the NY Litigation and the PA Litigation and a termination of the Standstill Agreement under Section 4(e), except as otherwise provided in this Agreement.

                  e. Priority. Any claim resulting from a breach of any obligation under this Agreement, including without limitation any payment obligation, by the Liquidator or Reliance, if upheld, shall be treated as a first priority administrative claim with respect to the Liquidator or Reliance in the liquidation proceedings in the Commonwealth Court. A provision requiring that all payments or payment obligations of the Liquidator or Reliance to the Debtors or the Liquidating Trustee under this Agreement shall be given first priority administrative status shall be included in the final order of the Commonwealth Court approving the Petition (as defined in Section 7(f) below) and in any plan of rehabilitation or liquidation for Reliance entered in, or approved by, the Commonwealth Court. Likewise, any claim resulting from a breach of any obligation under this Agreement, including without limitation any payment obligation, by the Committees, the Debtors, or the Liquidating Trustee, if upheld, shall be treated as a first priority administrative claim with respect to the Debtors' bankruptcy proceeding. A provision requiring that all payments or payment obligations of the Debtors, the Liquidating Trustee, or the Committees to the Liquidator or Reliance under this Agreement shall be given first priority administrative status shall be included in the final Plan(s) of Reorganization and the order approving this Agreement by the Bankruptcy Court.

                  f. Commonwealth Court Petition. A copy of the petition seeking approval of this Agreement by the Commonwealth Court (the "Petition") shall be provided to the Debtors and the Committees for their review prior to filing the Petition with the Commonwealth Court. The parties shall use their commercially reasonable efforts to obtain an order approving the Petition by the Commonwealth Court on or before August 31, 2003, although no party guaranties, warrants or represents that such order will be entered by said date.

                  g. Jurisdiction of the Commonwealth Court. The Liquidator hereby agrees to submit to the jurisdiction of the Bankruptcy Court solely for the purpose of any proceedings to implement and enforce the Rule 9019 Motion or Plan(s) of Reorganization, to the extent such submission does not conflict with the jurisdiction of the Commonwealth Court.

                  h. Dispute Resolution. In the event a dispute should arise in respect of any provision of this Agreement or in respect of any party's compliance with any provision of this Agreement, the parties agree that they will use their best efforts to resolve such dispute in a consensual manner. In the event they cannot resolve any such dispute consensually, the parties agree that any and all such disputes shall be submitted to final and binding arbitration in accordance with the Rules of the American Arbitration Association ("AAA") and the Federal Arbitration Act, before one arbitrator from outside the Second and Third Circuits (unless otherwise agreed by the parties). In selecting an arbitrator, the Liquidator and the Committees or, upon confirmation of the Plan(s) of Reorganization, the Liquidating Trustee, may elect one neutral arbitrator that is acceptable to both parties. In the event an agreement on one neutral arbitrator cannot be reached, each party shall select one arbitrator and both arbitrators shall select a third neutral arbitrator. This provision constitutes consent to arbitration by each of the parties hereto and a waiver of its respective rights to seek relief in any forum other than that specified in this Section 7(h). In the event any party hereto or any of their respective successors or assigns should seek relief in any court or administrative tribunal or commences any proceeding other than one specified herein, this provision constitutes such party's consent to stay or dismissal of such action or, as may be appropriate, to have such dispute transferred to an arbitration to be conducted in accordance with the Commercial Rules of the AAA and the provisions of this Section 7(h).

                  i. Limitation on Recoveries. No signatory to this Agreement, nor the Debtors, shall pursue a claim against another signatory to this Agreement or the Debtors with respect to any matter which is inconsistent with this Agreement and with respect to the claims between Reliance and the Liquidator on the one hand and the other parties to this Agreement on the other hand, and each party agrees that, with respect to the matters specifically dealt with herein, they shall be limited to the recoveries specified under this Agreement, except that the parties may pursue claims to enforce or secure performance under this Agreement.

                  j. Assertion of Claims. Pursuant to the Plan(s) of Reorganization, and upon confirmation of such Plan(s) of Reorganization, RGH, RFSC, and RGH's and RFSC's subsidiaries, and the Liquidator and Reliance and its subsidiaries shall be permanently enjoined from pursuing claims against each other, except for their rights under this Agreement and the Plan(s) of Reorganization.

                  k. No Proof of Claim. There will be no requirement for the Liquidator to file a proof of claim in order to effectuate this Agreement.

                  l. Claims of the Liquidator. The parties agree that the claims of the Liquidator shall be separately classified in the Plan(s) of Reorganization. For purposes of receiving the agreed allocations to the parties hereto, the parties further agree to an allowed claim by the Liquidator in the amount of $288 million and that distribution on that allowed claim shall be as provided in this Agreement. The parties hereto acknowledge that the Liquidator contends that her claims are or may be far in excess of $288 million, but the Liquidator agrees not to further assert other claims against the Debtors or their respective subsidiaries, the Committees or the Committees' representatives and the Committees' counsel; it being agreed, however, that such claims shall nevertheless survive and may be asserted by the Liquidator against any other parties who may be liable with respect thereto.

                  m. No Attorney-Client Relationship. Other than as expressly set forth in this Agreement, nothing contained herein shall be construed in any way to create any duties, legal, equitable, ethical, or otherwise, running from the Liquidator or Reliance, or their counsel, to the RGH creditors, the RFSC creditors, the Committees, RGH, RFSC, or Reorganized RGH or Reorganized RFSC. By way of example, and without excluding any other type of duty, nothing contained in this Agreement, in the Plan(s) of Reorganization, or in the Disclosure Statement(s) shall be deemed to create an attorney-client relationship between the Liquidator's counsel on one hand and the RGH creditors, the RFSC creditors, the Committees, RGH, RFSC, or Reorganized RGH or Reorganized RFSC, on the other hand. No parties, other than the signatories to this Agreement, the Debtors

(upon effectiveness of the settlement pursuant to Section 1), and the Liquidating Trustee, and their successors and assigns, shall have any rights under this Agreement. There are no intended or other third party beneficiaries to this Agreement.

                  n. Distributions. To the extent funds are received by either party and such funds cannot be distributed pursuant to the terms of this Agreement because: (i) the Commonwealth Court has not approved this Agreement; or (ii) the Plan(s) of Reorganization of RFSC and RGH have not become effective, all such funds shall be held in interest bearing accounts (in investments acceptable to the party to which such funds are owed) pending distribution as set forth in this Agreement.

                  o. Recovery of Distributed Funds. Once funds have been distributed by the Liquidator, RGH or RFSC, each party shall limit its remedies in respect of such distributed funds to an adjustment to future distributions. In no event shall any party hereto or any person that they may distribute funds to be required to disgorge any payments which have been made pursuant to this Agreement.

                  p. Members of Committees. The Committees shall provide to the Liquidator a current list of their members within five (5) business days of the date hereof and the Committees warrant and represent that the list is accurate and complete as of the date provided. The Committees further warrant and represent that, subject only to the approval of the Bankruptcy Court in the form of an order approving the Rule 9019 Motion, they have authority to enter into this Agreement.

                  q. Power and Authority. Each of the parties to this Agreement hereby represents and warrants to the other that, subject to the approval of this Agreement by the Commonwealth Court and the confirmation of the Plan(s) of Reorganization by the Bankruptcy Court, such party has the power and authority to enter into this Agreement and, in the case of the Committees, to propose the Plan(s) of Reorganization and to perform all obligations and fulfill all covenants required of such party as set forth herein and therein.

                  r. Severability. The provisions of this Agreement are not severable.

                  s. Notices. All notices, consents, or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid, or five business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by facsimile and shall be effective on the date transmitted if a copy is sent within 48 hours thereafter by one of the means provided in the preceding sentence. Notices to the Liquidator shall be sent to Liquidator, Reliance Insurance Company, 1326 Strawberry Square, Harrisburg, PA, 17120, with copies sent simultaneously to Barry Genkin, Blank Rome LLP, One Logan Square, Philadelphia, PA, 19103, and to Chief Counsel, Pennsylvania Insurance Department, 1341 Strawberry Square, Harrisburg, PA, 17120. Notices to the Official Unsecured Bank Committee shall be sent to Thomas
M. Dinneen, Managing Director, JP Morgan Chase Bank, 270 Park Ave., 20th Floor, New York, NY, 10017, with a copy to Andrew DeNatale, White & Case LLP, 1155 Avenue of the Americas, New York, NY, 10036. Notices to the Official Unsecured

Creditors' Committee shall be sent to the Liquidating Trustee, c/o Arnold Gulkowitz, Orrick Herrington & Sutcliffe LLP, 666 Fifth Ave., New York, NY, 10103. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 7, provided that any such change of address notice shall not be effective unless and until received.

                  t. Entire Agreement; Amendments. This Agreement, together with the Exhibit hereto, states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof including all confidentiality agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

                  u. Successors and Assigns. This Agreement shall bind, benefit, and be enforceable by and against the Liquidator, the Committees, and, after effectiveness of this Agreement pursuant to Section 1, the Debtors and Debtors' estates, their respective successors and assigns, any Liquidating Trustee, and any successor trustee in a proceeding under Chapter 7 of the Bankruptcy Code. No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other parties.

                  v. Waivers. Except as otherwise expressly provided herein, no waiver with respect to any provision of this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

                  w. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

                  x. Governing Law. THIS AGREEMENT IS MADE UNDER, AND EXCEPT TO THE EXTENT THAT FEDERAL BANKRUPTCY LAW APPLIES, SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

                  y. Neutral Construction. In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

                  z. Binding Effect of Court Approval. Upon effectiveness of this settlement pursuant to Section 1, this Agreement shall also be binding upon the Debtors and the Debtors' estates. The Order approving this Agreement pursuant to the Rule 9019 Motion shall specifically state its binding effect upon the parties hereto and the Debtors and the Debtors' estates.

                  aa. Service of Motion and Petition. The Rule 9019 Motion and the Petition to approve this Agreement filed in the Bankruptcy Court and the Commonwealth Court, respectively, shall be served consistent with the requirements of each Court.

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement on the day and year first written above.



RELIANCE INSURANCE COMPANY
(IN LIQUIDATION)



By: /s/ William S. Taylor                     Date:  4-1-03
   ---------------------------------------         ----------------------------
   William S. Taylor
   Authorized signatory for
   and on behalf of M. Diane
   Koken, Insurance
   Commissioner of The
   Commonwealth of
   Pennsylvania, in her
   capacity as Liquidator of
   Reliance Insurance Company

/s/ Thomas Dineen                               Date:  4/1/03
------------------------------------------             ------------------------
    Thomas Dineen

----------------, on behalf of the Official
Unsecured Bank Committee


/s/ Eric Johnson                                Date:  4/1/03
------------------------------------------             ------------------------
    Eric Johnson

---------------, on behalf of the Official
Unsecured Creditors' Committee


/s/ Mohan V. Pharmalker                         Date:  April 1, 2003
------------------------------------------             ------------------------
    Mohan V. Pharmalker

---------------, on behalf of the Official
Unsecured Creditors' Committee

                                    EXHIBIT A

                           List of Insurance Policies


Lloyd's Policy Nos.

         823/FD9701593
         542/F01201D96
         823/F01307D97
         823/FD9798178
         823/FD9900896

Greenwich Insurance Company Policy Nos.

         ELU 82236-01
         ELU 82237-01

Clarendon National Insurance Company Policy No.

         MAG 14 400579 50000